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                            April 26, 2022

       Fawad Maqbool
       Chief Executive Officer
       AmpliTech Group, Inc.
       155 Plant Avenue
       Hauppauge, NY 11788

                                                        Re: AmpliTech Group,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 21,
2022
                                                            File No. 333-264420

       Dear Mr. Maqbool:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker, Staff Attorney, at (202) 551-4985 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing